Form 10-K, Exhibit 13
period 2000-01-30
CI4NET COM INC
filed 2000-05-18
CIK 1079368

Exhibit 13.1 Ci4net.com Inc., and Subsidiaries Consolidated financial Statements, Supplementary Data and Independent
Auditor's Report.



CI4NET.com, Inc.

Report of  Independent Auditors
Consolidated Balance Sheets at January 31, 1999 and 2000
Consolidated Statements of Operations for the years
             ended January 31, 1998, 1999 and 2000
Consolidated Statements of Cash Flows for the years
             ended January 31, 1998, 1999 and 2000
Consolidated Statement of Stockholders' Equity for the years ended January 31, 1998, 1999 and 2000
Notes to the Financial Statements


Planet Edge Limited

Report of Independent Auditors
Balance Sheets at January 31, 1998 and 1999
Statements of Operations for the years ended
    January 31, 1998 and 1999 and the period ended
    December 6, 1999
Statements of Cash Flows for the years ended January 31, 1998, and 1999 and the period ended December 6, 1999
Statement of Stockholders' Equity for the years ended
    January 31, 1998, and 1999 and the period ended December 6, 1999


                         CI4NET.com, Inc.

                 REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders
CI4NET.com, Inc.

We have audited the accompanying consolidated balance sheets of CI4NET.com, Inc. as of January 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended January 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CI4NET.com, Inc. at January 31, 1999 and 2000 and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended January 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                                    Ernst & Young

Reading, England
May 15, 2000

                         CI4NET.com, Inc.
    Consolidated Balance Sheets at January 31, 1999 and 2000


                                                    January 31
                                               1999           2000
                                       ------------------------------
Current Assets:
 Cash and cash equivalents                 $      -        $ 254,486
 Accounts receivable - net of allowance
 for doubtful accounts of none and $11,440
 at January 31, 1999 and 2000,
 respectively                              1,376,332         724,751
 Inventories                                 120,543         153,159
 Other current assets                        828,933       1,890,590
                                       ------------------------------
 Total Current Assets                      2,325,808       3,022,986
Property, equipment and fixtures
 Land and buildings                          759,358          65,334
 Motor vehicles                               31,591         135,311
 Computer equipment                               -        3,119,508
 Furniture and fixtures                    1,004,350       1,105,473
 Office equipment                                 -           78,578
                                       ------------------------------
                                           1,795,299       4,504,204
 Less accumulated depreciation             1,051,109       1,239,196
                                       ------------------------------
                                             744,190       3,265,008
Intagible assets, net of accumulated

amortization of $52,266 and $5,101,406
as at January 31, 1999 and 2000,
respectively                                 143,721      90,683,062
                                       ------------------------------
                                           3,213,719      96,971,056

LIABILITIES AND STOCKHOLDERS' EQUITY
(NET CAPITAL DEFICIENCY)

Current liabilities:
 Accounts payable                          1,748,693      12,984,737
 Accrued expenses and other liabilities    1,235,080       2,359,808
 Short-term bank borrowings                7,191,799      10,122,612
 Related part loan                                -        5,140,851
 Accrued interest                                 -           98,111
 Capital leases obligation
      - current portion                       18,511              -
                                       ------------------------------
 Total current liabilities                10,194,083      30,706,119

 Other non-current liabilities                95,071         879,929
 Minority interests                               -         (216,737)

Stockholders' equity (net capital deficiency)

 Preferred stock: $0.001 par value; none
 authorized or outstanding at January 31, 1999,
 20,000,000 shares authorized, none
 outstanding at January 31, 2000                  -               -

 Common stock: $0.001 par value; 25,000,000
 shares authorized, 694,242 issued and
 outstanding at January 31, 1999, $0.001
 par value; 100,000,000 shares authorized,
 25,485,513 issued and outstanding at
 January 31, 2000.                              694           25,485
 Additional paid in capital                  80,351      104,186,653
 Deferred Compensation                           -        (8,669,589)
 Accumulated other comprehensive income     (59,549)         (10,314)
 Accumulated deficit                     (7,096,931)     (29,930,490)
                                       ------------------------------
 Total Stockholders equity               (7,075,435)      65,601,744
                                       ------------------------------
                                         $3,213,719      $96,971,056
                                       ==============================

See accompanying notes to the financial statements

                                CI4NET.com, Inc.
                   Consolidated Statements of Operations

                                               Years ended January 31
                                            1998          1999      2000
REVENUES:

  Publishing Revenues                    $4,872,643   $10,616,538 $ 4,174,775
  Contract Revenues and other                    -             -      234,318
                                     ----------------------------------------
  Total Revenues                          4,872,643    10,616,538   4,409,093

 Cost of Revenues
  Publishing Costs                        5,527,150    10,400,130   5,400,141
                                     ----------------------------------------
  Total cost of revenues                  5,527,150    10,400,130   5,400,141
                                     ----------------------------------------
Gross Profit (loss)                        (654,507)      216,408   ( 991,048)

OPERATING EXPENSES:
  Sales and marketing                       219,240       260,055   1,284,873
  Research and development                       -             -    8,671,815
  General and administration              1,432,178     1,855,962   6,079,662
  Depreciation and amortization             124,857       443,048   5,237,227
                                     ----------------------------------------
   Total operating expenses               1,776,275     2,559,065  21,273,577

Operating Loss                           (2,430,782)  (2,342,657) (22,264,625)

Interest expense                           (287,016)    (647,464)    (553,416)
                                     ----------------------------------------
Loss before income taxes                 (2,717,798)  (2,990,121) (22,818,041)

Income tax expense                           12,146           -       (15,518)
                                     ----------------------------------------
Net Loss                                 (2,705,652)  (2,990,121) (22,833,559)
                                     ========================================
Basic and diluted net loss per share         $(3.69)      $(4.31)      $(6.86)
                                     ========================================
Shares used in computing basic and
diluted net loss per share                  733,333       694,242   3,329,062
                                     ========================================

See accompanying notes to the financial statements

                                 CI4NET.com, Inc.
               Consolidated Statements of Cash Flows for the years
                     ended January 31, 1998, 1999 and 2000

                                           For the Years ended January 31
                                            1998          1999       2000
Cash flows from operating activities:
 Net Loss                                (2,705,652)   (2,990,121)(22,833,559)
 Adjustments to reconcile net loss to
   Net cash provided by (used in)
   operating activities:
   Depreciation and amortization            124,857       443,048    5,237,227
   Changes in operating assets and
    Liabilities:
    Accounts receivable                    (717,047)       55,262     651,581
    Inventories                            (181,649)      188,533     (32,616)
    Other current assets                   (361,605)      (60,649) (1,061,657)
    Gain(loss) on sale of fixed assets       23,925    (3,309,851)          -
    Accounts payable                      4,151,487       251,263  11,236,044
    Accrued expenses and other
       liabilities                          (12,719)    1,999,431   1,124,728
    Accrued interest                             -             -       98,111
                                      ----------------------------------------
  Net cash provided by (used in)
    operating activities                    321,598   (3,423,084) ( 5,580,141)

Cash flows from investing activities
   Purchases of equipment and fixtures    (172,667)      (79,304)  (3,421,779)
   Proceeds from disposal of assets          6,260        62,016      712,874
   Purchase of trademarks, etc.           (250,188)      (65,712)          -
   Proceeds from sale of trademarks, etc.  321,291     3,670,865           -
                                      ----------------------------------------
 Net cash provided by (used in)
   investing activities                    (95,304)     3,587,864  (2,708,905)
                                      ========================================
Cash flows from financing activities
   Loan repayments                        (139,591)     (129,581)    ( 95,071)
   Related party loan                           -              -    5,140,851
   Finance lease payments                  (51,035)      (58,050)     (18,511)
   Proceeds of long term debt                   -              -      879,929
   Proceeds from bank borrowing                 -              -    2,930,814
                                      ----------------------------------------
Net cash provided by (used in)
   financing activities                   (190,626)     (187,631)   8,838,013
Effect of exchange rates on cash               443       (70,409)    (294,481)
                                      ----------------------------------------
Net increase(decrease) in cash and
cash equivalents                            36,111       (93,260)     254,486
Cash and cash equivalents at
beginning of year                           57,150        93,260          -
                                      ----------------------------------------
Cash and cash equivalents at
end of year                                 93,260             -      254,486
                                      ========================================
Supplemental disclosure of cash flow
 information:
 Interest paid                             287,016        647,464     455,305
                                      ========================================


See accompanying notes to financial statements

                                 CI4NET.com, Inc.
                   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               For the years ending January 31, 2000, 1999 and 1998


                                                              Other
               Common    Deferred   Additional Accumulated Comprehensive
               Stock  Compensation paid in cap.  Deficit      Income     Total
            -----------------------------------------------------------------
February 1,
 1997        $   733   $      0    $ 80,351 $(1,401,158)  ($ 2,863)(1,322,937)

Currency
 translation
 adjustment                                                (56,686)   (56,686)

Net Loss                                     (2,705,652)           (2,705,652)
                                                                  ------------
Comprehensive Inc.                                                 (2,762,338)
                 -------------------------------------------------------------
January 31,
 1998            733         0       80,351  (4,106,810)   (59,549)(4,085,275)

Net Loss                                     (2,990,121)           (2,990,121)
                                                                  ------------
Comprehensive Inc.                                                 (2,990,121)

Retirement of
 Stock           ( 39)                                                    (39)
                 -------------------------------------------------------------
January 31,
 1999             694         0       80,351 (7,096,931)   (59,549)(7,075,435)

Currency
 translation
 adjustment                                               49,235       49,235

Net Loss                                    (22,833,559)          (22,833,559)
                                                                  ------------
Comprehensive Inc.                                                (22,784,324)

Issuance
 of new
 Shares        19,561               519,549                            539,110

Issuance
 of shares
 In respect
 of
 Acquisitions   5,230            94,786,753                         94,791,983

Deferred
Compensation          (8,800,000) 8,800,000

Amortization of
 Deferred
 Compensation            130,411                                       130,411
             -----------------------------------------------------------------
January 31,
 2000         $25,485 (8,669,589)104,186,653 (29,930,490)(10,314)   65,601,745
             =================================================================

See Accompanying notes to the financial statements.

                        CI4NET.com, Inc.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

CI4NET.com Inc. ("Ci4net" or the "Company") is an economic network, or Econet, with equity interests in 39 Internet-related companies ("partner companies"). Ci4net has a 50%-or-greater interest in 34 of these companies and hold minority interests in the remainder. The Company's partner companies include eight Internet infrastructure companies, 18 business-to-business ("B2B") e-commerce companies, 12 business-to-consumer ("B2C") e-commerce companies and one incubator company. In addition, Ci4net has executed non-binding letters of intent for the acquisition of three Internet infrastructure companies, six B2B companies and three European incubator companies. Thirty two of our partner companies service the United Kingdom market. The geographic focuses of our remaining partner companies include Italy, the Netherlands, Europe as a whole, Australia and the United States. The Company actively promotes collaboration among its partner companies.

The Company was incorporated on December 29, 1995 as Leisure Concepts International Inc. and had minimal activity until December 20, 1999, when it purchased all of the issued and outstanding shares of a Delaware corporation that was then named CI4NET.com Inc. ("Old Ci4net"). In connection with its acquisition of Old Ci4net, the Company effected a 1-for-15 reverse stock split and issued an aggregate of 20,500,000 post-reverse split shares of common stock to the former stockholders of Old Ci4net and simultaneously changed its name to CI4NET.com Inc. The preexisting stockholders of the Company held 555,446 post-reverse split shares of common stock following the completion of the acquisition of Old Ci4net.

Upon completion of the acquisition of Old Ci4net, the Company issued 1,166,667 shares of its post-reverse split common stock to the former shareholders of Planet Edge Limited ("Planet Edge"), a United Kingdom information infrastructure development company, as consideration for the prior acquisition of Planet Edge by Old Ci4net which occurred on December 6, 1999. Planet Edge is regarded as an accounting predecessor company.

Also upon completion of the acquisition of Old Ci4net, the Company issued 1,200,000 shares of its post-reverse split common stock to the former shareholders of Media Ventures Group plc ("Media Ventures"), a United Kingdom magazine publisher, which occurred on December 17, 1999. Old Ci4net and Media Ventures were entities under the common control of our principal shareholder, Kevin R Leach, and the acquisition has been accounted for in a manner similar to a pooling of interests.

Prior to its acquisition by the Company, Old Ci4net had acquired the whole of the issued share capital of 3W Capital, a Marshall Islands corporation, and of Ci4net.com Limited, each on October 1, 1999 and 61% of the outstanding capital stock of I-Global .com Inc. on December 12, 1999. At the time of the respective acquisitions of these entities, the net assets of the companies were insignificant.

On December 21, 1999 Ci4net purchased all of the issued and outstanding shares of MSK Industries, Inc., a Delaware corporation ("MSK Industries"). Ci4net issued an aggregate of 2,238,400 post-reverse split shares of common stock to the former stockholders of MSK Industries.

At January 31, 2000, Ci4net and its subsidiaries had incurred recurring net losses and, as of that date, had a consolidated accumulated deficit of approximately $29,930,490. Substantially all of the losses have been financed by loan facilities advanced by a related party. On February 18, 2000, the company successfully completed a private placement of series A preferred stock pursuant to which it raised in excess of $65 million.


Basis of presentation

     The consolidated financial statements of Ci4net have been prepared under U.S. generally accepted accounting principles.

     The consolidated financial statements have been prepared to show the combined performance of ci4net and Media Ventures Group Plc as of January 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity (net capital deficiency) and cash flows for of the three year period ended January 31, 2000.

     The trading activity of Planet Edge Ltd from the date of acquisition, being December 6, 1999 has been reflected in the consolidated financial statements of ci4net.


Principles of consolidation

     Majority-owned ventures where Ci4net has the ability to exercise significant influence and directly or indirectly owns more than 50% of the outstanding voting securities are accounted for under the consolidation method of accounting. Those ventures where the Company exercises significant influence, and owns 20-50% of the outstanding voting securities are accounted for by the equity method. If the Company has little ability to exercise significant influence over a venture or has a ownership of less than 20%, the venture is accounted for by the cost method. All significant inter-company accounts and transactions are eliminated upon consolidation.

     Results of subsidiaries acquired and accounted for by the consolidation method have been included in the operations from the relevant date of acquisition.

Property and equipment

     Property and equipment is stated at cost. Depreciation is provided so as to write down the cost of property and equipment to their estimated residual value over their expected useful lives, as follows:

     Land and buildings            50 years straight line
     Motor vehicles                3 to 5 years straight line
     Computer equipment            3 to 5  years straight line
     Furniture and fixtures        3 to 5  years straight line
     Office equipment              3 to 5  years straight line


     Assets held under capital leases are capitalized and are amortized over the lesser of the useful life of the asset or the lease term. Amortization of these assets is included with the depreciation of owned assets. There were no assets held under capital leases at January 31, 2000.


Long-lived assets

     In accordance with Statement of  Financial Accounting
Standards ("SFAS")  No. 121 "Accounting for the Impairment of
Long-Lived Assets and for Long Lived Assets to be Disposed", long-lived assets to be held and used by the Company are reviewed to determine whether an event or change in circumstances indicates that the carrying amount of the asset may not be recoverable.


Stock-based compensation

     Stock-based awards to employees are accounted for in accordance with Accounting Principles Board (APB) Opinion No. 25,
"Accounting for Stock Issued to Employees", and the disclosure-only alternative of SFAS No.123, "Accounting for Stock-Based Compensation" has been adopted.

Income taxes

     Income taxes are accounted for in accordance with SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of Statement No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to carryforward losses and differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recorded at their likely realizable amount.

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain estimates used by management are particularly susceptible to significant changes, such as the recoverability and amortization periods of intangible assets. Management believes that as of January 31, 2000 the estimates used are adequate based on the information currently available.

Fair value of financial instruments

     The carrying amounts for the Company's financial instruments, including cash, accounts receivable, accounts payable, accrued expenses and long-term debt approximate fair values.

     However, considerable judgment is required in interpreting market data to develop estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts, which could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amount.

Cash and cash equivalents

     The Company considers investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents.

Concentration of credit risk

     The Company performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral on accounts receivable. When required, the Company maintains allowances for credit losses and such losses have been within management's expectations. The Company's services are provided to customers in the United Kingdom. There was an allowance for doubtful accounts established for the periods presented. For the periods ended January 31, 1999 and 2000, write offs of accounts receivable have not been significant.
There were no significant customers for any of the periods presented.

Revenue recognition

     In December 1999, the staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met in order to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Although we have not fully assessed the impact of adopting SAB101 on our financial position and results of operations in 2000 and thereafter, we do not expect the effect, if any, to be material.

     The Company's contract revenues are derived principally from the provision of web site design services and hosting arrangements. Revenues from the web site design services are recognized on the completion of each contract. Revenues from the provision of hosting facilities are recognized ratably over the term of the contract.

     The Company's publishing revenues are derived from the sale of publications and titles. Revenues from this source are recognized at the point of sales and are stated net of returns.

Research and development

     Research and development costs are charged to expense as incurred.

Advertising costs

     Costs related to advertising are expensed as incurred.
Advertising expense was $218,464 for the year ended January 31, 2000. There was no advertising expense for the years ended
January 31, 1998 and 1999.

Inventories

     Inventories are stated at the lower of cost or market value, determined on a weighted cost average.

Goodwill

     The Company amortizes goodwill from the acquisitions of its subsidiaries on a straight line basis over its estimated economic useful life of three years.

     The Company operates in a highly technological industry with relatively low entry market barriers. Due to the fast moving nature of the Internet market, the Company does not believe that goodwill will have a useful economic life of more than three years. The carrying amount of goodwill is reviewed on a regular basis for indicators of impairment. Indicators of impairment include reduced levels of revenue in the businesses and a reduction in the utilization of the current web network. Should indicators of impairment exist, such impairment will be reviewed through the examination of discounted cash flows.

Pension Plan

     One of the Company's subsidiaries, Media Ventures Group plc, sponsors defined contribution pension plans for the benefit of directors and employees. The pension charge represents the amounts payable by Media Ventures Group plc to the plans. All employees are eligible to join the plan and can make contributions into the plan. Media Ventures Group plc contributes into the plans per the discretion of the board of directors. Contributions for all plans for the years ended January 31, 1998, 1999 and 2000 were $35,772, $63,553, and $32,979, respectively.

Per share amounts

     Net loss per share is computed using the weighted average number of common shares outstanding. Since the Company has a net loss for all periods presented, net loss per share on a diluted basis is equivalent to basic net loss per share because the effect of converting outstanding stock options, warrants, common stock subject to repurchase, convertible debt, preferred stock and other common stock equivalents would be anti-dilutive.

     The computation of basic and diluted net loss per share is as follows:

                                               Years Ended January 31
                                            1998          1999      2000
                                        -------------------------------------
Net Loss                                 (2,705,652)  (2,990,121) (22,833,559)

Weighted average shares outstanding -
Basic and dilued                            733,333       694,242   3,329,062

Effect of diluted securities -
employee stock option                           -             -          -

Weighted average shares outstanding -
Basic and diluted shares used to
compute basic and diluted
net loss per shares                         733,333       694,242   3,329,062
                                       ======================================
Basic and dilutive net loss per shares       $ (3.69)      $(4.31)   $  (6.86)
                                       ======================================


New accounting pronouncements

     The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards 133, which has not yet been adopted by the Company. SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" is effective for fiscal years beginning after June 15, 2000. This standard requires all derivatives to be recognized as either assets or liabilities on the balance sheet at their fair values. It also prescribes the accounting to be followed for the changes in the fair values of derivatives depending upon their intended use and resulting designation. It supersedes or amends the existing standards, which deal with hedge accounting and derivatives. The Company does not expect the effect of adopting this standard will have a material impact on the U.S. GAAP amounts reported in its financial statements.


2.    BUSINESS COMBINATIONS AND ACQUISITIONS

The acquisition of Media Ventures Group plc by Ci4net was completed on December 17, 1999, and that of MSK Industries by Ci4net was completed on December 21, 1999. At the time of the acquisition of Old Ci4net by Leisure Concepts International, Inc, Old Ci4net has the following subsidiaries: Ci4net.com Limited, 3W Capital Limited, I-Global.com Inc. and Planet Edge Limited. At the time of the respective acquisitions of these companies by Old Ci4net, they had no trading activity, and their net assets were insignificant except for Planet Edge Limited ("Planet Edge"). Planet Edge is regarded as an accounting predecessor company.

The total purchase consideration for each acquisition was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of each acquisition. Goodwill represents the excess of purchase consideration over the fair value of assets acquired, including identifiable intangible assets, net of the fair value of liabilities assumed. The consolidated financial statements of Ci4net include the results of operations of acquired companies commencing on the date of acquisition.
     * Media Ventures Group plc is an established direct marketing and publishing company. The consideration was the issuance of 2,000,000 shares of Common Stock of the Company at $10.00 in return for 100% ownership. Media Ventures Group plc and Old Ci4net were entities under common control and the acquisition has been accounted for in a manner similar to a pooling of interests.
     * MSK Industries is a holding company for Internet-related companies. The consideration was the issuance of 2,238,400 shares of Common Stock of the Company at $22.75 in return for 100% ownership. The acquisition was accounted for using purchase accounting and the Company's results of operations include those of MSK Industries from the date of acquisition.
     * Planet Edge Limited is an information infrastructure development company providing Internet and e-commerce solutions. The consideration was the issuance of 1,166,667 shares of Common Stock of the Company at $6.00 in return for 100% ownership. The acquisition was accounted for using purchase accounting and the Company's results of operations include those of Planet edge Limited from the date of the Company's acquisition of Old Ci4net.com on December 17, 1999.

    An analysis of the allocation of the purchase prices of the above acquisitions is as follows:
                      Old Ci4net        Planet Edge       MSK Industries
Fair value of the
assets (liabilities)
acquired             ($21,001,515)         $138,407        ($10,997,762)

Goodwill               27,001,515         6,861,593          61,921,362
                    ----------------------------------------------------
Total purchase
 price                 $6,000,000        $7,000,000         $50,923,600
                    ====================================================

The unaudited pro forma effect of the acquisitions set forth above, assuming each of the acquisitions was consummated at the beginning of the year, and the preceding year, is as follows:

Unaudited pro forma effect of acquisitions
                                January 31
                           1999             2000
                       ----------------------------
Revenues               $10,979,244      $ 5,123,681
Net loss               $(2,870,142)    $(23,582,297)
Net loss per share         $ (4.13)         $ (7.08)


3. BORROWING ARRANGEMENTS

    The Company and its subsidiaries finance working capital in part through an uncommitted bank facility with a United Kingdom bank of GBP7.5 million (approximately $12.2 million). The facility bears interest at a rate of 1% over the prevailing banks base rate which was 5.75% as at January 31,2000 and is collateralized on specific assets of ci4net.com. The facility is repayable on demand. The amount drawn on January 31, 2000 was GBP6,245,057 (US$10,122,612).


4. RELATED PARTY LOAN

     To date, Ci4net has financed its operations primarily through loans, at a notional interest rate of 8%, from Gala Consultancy Limited and POL Capital Limited, in which Kevin R. Leech, our Chairman, has a controlling interest. The amount outstanding at January 31, 2000 was $5,140,851.

     Upon the closing of a private placement memorandum, the Company on February 18, 2000 completed the final closing of its private placement of its series A preferred stock, resulting in net proceeds to the Company of approximately $62,800,000. These proceeds will allow short-term debt to be paid off and provide working capital to the Company and its subsidiaries.

5. INCOME TAXES

     Due to operating losses and the inability to recognise an income tax benefit there from, there is no provision for income taxes for 1998, 1999 and 2000.

     Deferred income taxes reflect the net tax effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

Significant components of the Company's deferred tax assets are as follows (in thousands):

                                      Years ended January 31
                                 1998          1999        2000
                               ---------------------------------
Net operating loss
carry forwards                  $ 682        $ 852      $ 7037

Total deferred tax assets         682          852        7037
                               ---------------------------------
Valuation allowance for
deferred tax assets              (682)        (852)      (7037)
                               ---------------------------------
Net deferred tax asset         $    -        $   -       $   -
                               =================================

     Because of the company's lack of an earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $170,000 and $6,185,0000 during the year ended January 31, 1999 and 2000 respectively. As of January 31, 2000, the company had net operating loss carry forwards of approximately $21,710,000.

6. Commitments

Operating leases

     The company leases facilities and equipment under non-cancelable operating leases, which expire at various times.
Following is a schedule of future minimum lease payments for operating and leases as of January 31, 2000:

     Year Ending January 31

     2001                                      $119,109
     2002                                       106,662
     2003                                       106,662
     2004                                       106,662
     2005 and thereafter                         67,235
                                           --------------
                                               $506,330

     Rent expense, net of rental income, was $50,063, $51,506 and $88,994 for the years ending January 31, 1998, 1999 and 2000, respectively.


7.  RELATED PARTY TRANSACTIONS

     On December 10, 1999, the Company signed an agreement to acquire Old Ci4net, which was closed on December 17, 1999.
The Company's chairman Kevin Leech had a majority interest in Ci4net.com, Limited a wholly owned subsidiary of Ci4net.com, Inc. On December 17, 1999, the Company acquired Media Ventures Group plc, in which Kevin Leech also had a controlling interest. Refer to note 2 above for the accounting treatment of these acquisitions.

     Certain of the Company's subsidiaries have development and exclusive service contracts with TownPagesNet.com plc. TownPagesNet.com plc is a public company traded on AMEX whose largest shareholder is Kevin R. Leech. The Company purchased services totalling $8,672,000 during fiscal year ended January 31, 2000 from TownPagesNet.com plc. As at January 31, 2000, the total outstanding balance was $7,043,722 which is included in accounts payable. The amount currently due for payment was $1,209,000. The remaining balance, $5,834,722, is due on the achievement of agreed milestones.

     To date, ci4net has financed its operations primarily through loans, at a notional interest rate of 8%, from Gala Consultancy Limited and POL Capital Limited, related parties which Kevin Leech, our Chairman, has a controlling interest in. The amount outstanding at January 31, 2000 was $5,140,851.

     Planet Edge, Limited, a subsidiary of Ci4net, is a major supplier of Web site development services to TownPagesNet.com plc, a company in which our chairman, Kevin R. Leech, is a majority shareholder. TownPagesNet.com plc purchased goods and services from Planet Edge totaling $142,205 for the period from the date of acquisition, being December 6, 1999, to January 31, 2000. At January 31, 2000, the outstanding balance payable was $427,533.


8. SEGMENTAL INFORMATION

     The company's businesses are organized, managed and internally reported as separate business units which are reportable under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information".

     We have four principal businesses: (1) business to business companies ("B2B"), (2) business to consumer companies ("B2C"),
(3) internet infrastructure companies ("ITF"), and (4) the Holding company ("Holding"). A fifth principal business, incubator companies, is likely to emerge for reporting purposes in the future.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance and allocate resources based on segmental operating income (loss).


Segmental Reporting
                                   B2C      B2B      ITF   Holding    Total

Year ending January 31 (in thousands)
Net Sales
2000                             4,175       -       234       -      4,409
1999                            10,617       -        -        -     10,617
1998                             4,873       -        -        -      4,873


Intersegment sales
2000                                -        -        -        -        -
1999                                -        -        -        -        -
1998                                -        -        -        -        -

Operating income (loss)
2000                            (5,288)    (26)    (1,469) (16,051)
(22,834)
1999                            (2,990)      -        -        -
(2,990)
1998                            (2,706)      -        -        -
(2,706)

Long-lived assets
2000                               239              3,026   90,683   93,948
1999                               744       -        -        -        744
1998                             1,230                -        -      1,230

Depreciation and amortization
2000                                39       -        182      -        221
1999                               423       -        -                 423
1998                               149       -        -        -        149

Additions to long-lived assets
2000                               170       -      3,080   91,156   94,406
1999                                80       -        -        -
80
1998                               159                -        -        159


GEOGRAPHICAL INFORMATION

     Sales, operating loss before depreciation and amortization and operating loss by geographical area were as follows:

                               At and years ended January 31,
                              2000           1999         1998
                                           ($000's)
Revenues from customers
     United Kingdom        $ 4,409         $10,617      $ 4,873
          Total            $ 4,409         $10,617      $ 4,873

Long-lived assets
     United Kingdom        $91,143         $   744      $ 1,230
     Australia             $ 2,805
          Total            $94,593         $   744      $ 1,230


10. STOCKHOLDERS EQUITY

Common Stock

Holders of the common stock are entitled to one vote per share and, subject to the rights of the holders of the Preferred Stock, to receive dividends when and as declared by the Board of Directors, and to share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company. Holders of the Common Stock do not have subscription, redemption or conversion rights.

Preferred Stock

The Company is authorized by its Certificate of Incorporation to issue a maximum of 20,000,000 shares of preferred stock, in one or more series and containing such rights, privileges and/or redemption rights as may, from time to time, be determined by the Board of Directors.

Series a Cumulative Convertible Preferred Stock

On February 18, 2000, the Company completed the closing of its private placement of its series A preferred stock, par value $0.001 per share, at a price of $10 per share. Holders of the preferred stock will be entitled to receive annual cumulative per share dividends of 8% in cash or, at the Company's option in kind with additional preferred stock valued at $10 per share. Such dividends are payable annually on the last business day of December of each year, commencing December 31, 2000. Dividends will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accumulated unpaid dividends will not bear interest. At the election of the holder, each share of preferred stock will be convertible into common stock at a conversion rate of two shares of common stock for each share of preferred stock. The holders shall have the right to vote, together with holders of common stock as a single class, on all matters upon which the holders of the common stock are entitled to vote. The holders of the preferred stock shall be entitled to cast one vote per share of common stock into which such holder's shares of preferred stock are then convertible. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the preferred stock will be entitled to receive, out of distributable assets, a liquidating distribution of $10 per share plus all accrued and unpaid dividends. The Company may, at its option, redeem the preferred stock, in whole or in part, at any time commencing 36 months after issuance at a redemption price of $10 per share plus accrued and unpaid dividends, if the market price of the common stock equals or exceeds $10 per share for 20 consecutive trading days prior to the date of notice of redemption.


11.   STOCK BASED BENEFIT PLAN

Stock Option Plan

In December 1999, the board of directors approved that a stock option plan in the Company be put in place, whereby the directors and employees may acquire ordinary shares. The plan has not been finalized and is to be adopted during our fiscal year. Non plan options have been granted to certain employees of the Company. These options are exercisable on the second anniversary of the date of grant and expire ten years from the date of grant. The Company recognizes a compensation expense for the difference between the issuance price and the fair market value over the exercise period of the option.

     The following is a summary of stock option activity and related information:


                     $10.00    $5.00      $3.00    Total   Weighted
                                                           average
                                                         exercise price
                    ---------------------------------------------------
Outstanding January 31, 1999
Granted.........    200,000   100,000   300,000   600,000   $5.67

Exercised.........      -          -         -         -        -
Canceled..........      -          -         -         -        -
Outstanding January 31, 2000
                    200,000   100,000   300,000   600,000   $5.67

Weighted Average
Remaining Contractual
l Life (Years)      9.98         9.95       9.82             9.90


     No options were exercisable at January 31, 2000.

Stock-based Compensation

     As permitted under SFAS No. 123, we have elected to follow APB Opinion No. 25 and related interpretations in accounting for stock-based awards to employees. Pro forma information regarding net loss and net loss per share is required by SFAS No. 123 for awards granted after December 31, 1994, as if we had accounted for our stock-based awards to employees under the fair value method of SFAS No. 123. We estimated the fair value of our stock-based awards to employees using a Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because our stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our stock-based awards to employees. The fair value of our stock- based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:

     Expected life (years) ............... 3
     Expected stock price volatility...... 85%
     Risk-free interest rate ............. 5.5%

     For pro forma purposes, the estimated fair value of our stock-based awards to employees is amortized over the options' vesting period.
                                            January 31,
                                               2000
                                        ----------------
Net loss - as reported                   $ (22,833,559)
                                        ================
Net loss - pro forma                       (22,982,760)
                                        ================
Basic and diluted net loss per share -
   As reported                                   (6.86)
                                        ================
Basic and net loss per share -
   Pro forma                                     (6.90)
                                        ================

12.  SUBSEQUENT EVENTS

Private Placement Memorandum

     On February 18, 2000, the Company completed the final closing of its private placement of its Series A preferred stock, par value $0.001 per share, at a price of $10.00 per share of preferred stock in a strategic private placement, resulting in net proceeds to the Company of approximately $62,800,000. Each preferred share is initially convertible into two shares of common stock. The conversion price is subject to adjustment in certain circumstances. The price at which the Series A Preferred Stock was sold was determined in December 1999 before the reverse merger with Leisure Concepts International Inc. The Private Placement was sold only to a limited number of accredited investors in a transaction pursuant to an exemption from the registration requirements of the Securities Act under 4 (2) thereof, including Rule 506 of Regulation D promulgated thereunder.

Business Combinations

     Subsequent to January 31, 2000 the Company consummated the following acquisitions:

     On May 1, 2000, Ci4net acquired a 51% equity stake in Citee for 620,000 shares of common stock of Ci4net at $30.00 per share. Citee is a leading systems integrator in the Netherlands employing 275 technically trained specialists. As part of the Acquisition, ci4net will name a director to Citee's Supervisory Board. The Company is also supplying a loan facility of up to $1,847,000 to Citee to be repaid upon a liquidity event taking place. The acquisition will be accounted for under the purchase method of accounting.

     On April 4, 2000, Easy2ship, a majority owned subsidiary of ci4net, acquired E-Bidding.com Inc., a privately held, United States based freight and e-commerce company, whose assets include an end-to-end transaction engine connecting carriers and shippers, 24 hours a day, 7 days a week. E-Bidding.com was acquired for 7,576 shares of common stock of ci4net at $30.00 per share. The acquisition will be accounted for under the purchase method of accounting.

     On March 24, 2000, Ci4net acquired 50% of
Businessvillages.com Limited which targets B2B professionals who rely on the Internet to operate businesses. Businessvillages.com Limited was acquired for 20,000 shares of common stock of Ci4net at $30.00 per share, and for supplying a loan facility of up to $4,800,000, which will be repaid upon a liquidity event taking place. The acquisition will be accounted for under the equity method of accounting.

     On March 24, 2000, ci4net acquired 70% of ICM Resources Limited, which operates Eazyprint.com, a European online print shop. The Company received 70% of ICM Resources Limited in exchange for the supply of a loan facility of up to $2,208,000, which will be repaid upon a liquidity event. The acquisition will be accounted for under the purchase method of accounting.

     On March 22, 2000, ci4net.com acquired a 51% equity stake in Mostra, a privately held London-based firm which specializes in Internet based marketing and offline marketing aimed at helping make companies more competitive by more effectively acquiring and retaining customers. Mostra was acquired in exchange for 86,244 shares of common stock in ci4net at $30.00 per share. The Company is also supplying Mostra with a loan facility of up to $400,000, which will be repaid upon a liquidity event taking place. The acquisition will be accounted for under the purchase method of accounting.

     On March 22, 2000, ci4net acquired a 50% equity stake in Chorus Inc, in consideration for the supply of a loan facility of up to $5,500,000, which will be repaid upon a liquidity event taking place. Chorus Inc, a privately held London based firm, is a leading international business development specialist in Europe. Chorus helps high-growth United States based technology companies set-up European business and sales operations. The acquisition will be accounted for under the equity method of accounting.

     On March 22, 2000, ci4net acquired a 25% equity stake in Enteraction TV, a privately held United Kingdom based developer of broadband and interactive TV applications for $800,000.

     On March 7, 2000, ci4net acquired a 66% equity stake in 4thWave Technologies Ltd., a provider of local ISP services and an ASP developer of Internet-based clinical trial systems designed to accelerate completion of clinical testing of new drugs, in consideration for supplying a loan facility of up to $2,400,000, which will be repaid upon a liquidity event taking place. The acquisition will be accounted for under the purchase method of accounting.

     On March 1, 2000, ci4net acquired Systeam SpA, an Italian company that specializes in e-systems integration for $8.4 million and the issuance of 630,844 common stock of Ci4net at $6.00 per share. The Company has also supplied a loan facility of up to $500,000 to the company and will be repaid upon a liquidity event taking place.

     On February 23, 2000, trrravel.com, an indirect majority owned subsidiary of ci4net, announced the acquisition of the trading business of the Independent Aviation Group ("IAG") for an option to buy shares in trrravel.com upon trrravel.com carrying out a public offering.

     On March 24, 2000, ci4net made a $500,000 equity investment in Perform.com, an I-ASP (an "Internet Application Service Provider") and acquired approximately 2% of Perform.com. Perform.com has developed a suite of Internet-based tools to help businesses achieve better results and greater profitability through the effective management of people, projects, goals, communications, training and development.

     On April 1, 2000, ci4net made a $1 million investment in Kismet International NV, a leading developer of online gaming systems and acquired approximately 5% of Kismet.



                 REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Planet Edge Limited

We have audited the accompanying balance sheets of Planet Edge Limited as of January 31, 1998 and 1999 and the related statements of operations, stockholders' equity and cash flows for the two years in the period ended January 31, 1999 and the period ended December 6, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Planet Edge Limited, as at January 31, 1998 and 1999 and its results of operations, and the cash flows for the two years in the period ended January 31, 1999 and the period ended December 6, 1999, in conformity with accounting principles generally accepted in the United States.

                                                       Ernst & Young
Reading, England
May 15, 2000

                         PLANET EDGE LIMITED
                            Balance Sheet

                                                    January 31
                                               1998            1999
Current Assets:
 Cash and Cash Equivalents                 $      -        $      -
 Accounts receivable                              -          411,697
 Other current assets                             -            6,318
                                       ------------------------------
 Total Current Assets                             0          418,015

 Fixtures and Fittings                        3,637            6,355
 Less accumulated depreciation                    -              871
                                       ------------------------------
                                              3,637            5,484

 Total Assets                                 3,637          423,499
                                       ==============================

LIABILITIES AND INVESTED CAPITAL

Current Liabilities:
 Accounts payable                                 -           27,684
 Accrued expenses and other liabilities           -           87,799
 Notes payable                                    -           44,898
                                       ------------------------------
 Total current liabilities                        -          160,381

Invested capital                               3,637         263,118
                                       ------------------------------
 Total Invested Capital                        3,637         263,118
                                       ------------------------------
                                          $    3,637        $423,499
                                       ==============================


See accompanying notes to the financial statements

                               PLANET EDGE LIMITED
                             STATEMENT OF OPERATIONS

                                                                For the period
                                                 Years              ended
                                               January 31         December 6,
                                            1998          1999      1999
REVENUES:
  Contract revenues and other            $   47,095    $  511,390 $1,002,042
                                    ----------------------------------------
  Total revenues                         $   47,095    $  511,390  1,002,042

OPERATING EXPENSES:
  Sales and marketing                        53,821       251,044  1,024,533
  Depreciation and amortization                  -            871     70,303
                                    ----------------------------------------
   Total operating expenses                  53,821       251,915  1,094,836

Operating Loss                              ( 6,726)      259,475  (  92,794)
Interest expense                                ( 9)         (13)       (519)
                                    ----------------------------------------
Net Loss                                    ( 6,735)      259,462   ( 93,313)
                                    ========================================


See accompanying notes to the financial statements

                               PLANET EDGE LIMITED
                             STATEMENT OF CASH FLOWS
                  For the years ending January 31, 1998 and 1999
                     And for the period ended December 6, 1999

                                                                For the period
                                               Years Ended          ended
                                               January 31        December 6,
                                            1998          1999      1999
                                     --------------------------------------
Cash flows from operating activities:
 Net Income(Loss)                        $ ( 6,736)    $  259,462  $(93,313)
 Adjustments to reconcile net loss to
   net cash provided by operating
   activities:
   Depreciation and amortization                 -            871    70,303
   Changes in operating assets and
    liabilities:
    Accounts receivable                                  (411,696)  (38,530)
    Other current assets                     6,736         (2,665) (148,156)
    Accounts payable                             -         27,686   147,380
    Accrued expenses and other
        liabilities                              -         86,649   173,454
    Accrued compensation                         -          1,150        -
    Notes payable                                -         44,898   (44,898)
                                    ----------------------------------------
  Net cash used in operating activities          -          6,355    66,240

Cash flows from investing activities
   Purchase of short term investments            -         (6,355) (224,949)
                                    ----------------------------------------
 Net cash provided/used in investing
 activities                                      -         (6,355) (224,949)

Cash flows from financing activities
   Loan                                          -              0   199,088
                                    ----------------------------------------
Net Cash provided by financing activities        -              0   199,088

Effect of exchange rates on cash                 -              0    (8,026)
                                    ----------------------------------------
Net increase(decrease) in cash and
cash equivalents                                 -              0    32,353
Cash and cash equivalents at
beginning of year                                -              -         -
Cash and cash equivalents at
end of year                                      -              0    32,353
                                    ========================================
Supplemental disclosure of cash flow
 information:
 Interest paid                                  (8)          (13)      (519)
                                    ========================================

See accompanying notes to the financial statements

                                PLANET EDGE LIMITED
                         STATEMENTS OF SHAREHOLDERS' EQUITY

                                           Invested
                                            Capital
                                          -----------
February 1, 1997                          $  10,373
 Net Loss                                   ( 6,736)
                                         ------------
January 31, 1998                              3,637

 Currency translation adjustment                 19
 Net loss                                   259,462
                                         ------------
 Comprehensive Income                       259,481

January 31, 1999                            263,118

 Currency translation adjustment             (8,026)
 Net loss                                   (93,313)
                                         ------------
 Comprehensive Income                      (101,339)

December 6, 1999                         $  161,779
                                         ============


See accompanying notes to the financial statements

                         PLANET EDGE LIMITED
                    NOTES TO FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

     Planet Edge Ltd ("Planet Edge") is an Information Infrastructure Development company incorporated in England and in Wales with a focus on making information more efficient in the work place. Planet Edge offers a full and detailed solution to many modern computing issues such as making information more accessible, spreading information securely and introducing new people to information - via the Internet for example. Planet Edge has comprehensive areas of speciality, which can be divided into four principal headings; the Internet, Data Communications, Programming and Development and Software products.

     Planet Edge specializes in integrating existing client / server software with the Internet. By integrating existing ordering and stock control systems with the Internet, not only can Planet Edge increase productivity, lower overheads and generate further business through a clearer and more open product control system, but scalability and upgradability ensures through the use of modern and open protocols.


Basis of presentation

    The financial statements of Planet Edge have been prepared under United States generally accepted accounting principles. The financial statements of Planet Edge, which was acquired by Ci4net.co Inc., ("Ci4net") on December 6, 1999, have been prepared as of January 31, 1998 and 1999 and the related statements of operations, stockholders equity and cash flows for the two year period ended January 31, 1999 and the period ended December 6, 1999.

    The trading activity of Planet Edge Ltd from the date of acquisition, being December 6, 1999, has been reflected in the consolidated financial statements of ci4net.

Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Certain estimates used by management are particularly susceptible to significant changes, such as the recoverability and amortization periods of intangible assets. Management believes that as of January 31, 1998 and 1999 the estimates used are adequate.

Revenue recognition

     In December 1999, the Staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met in order to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Although we have not fully assessed the impact of adopting SAB101 on our financial position and results of operations in 2000 and thereafter, we do not expect the effect, if any, to be material.

     Planet Edge's contract revenues are derived principally from the provision of web site design services and hosting arrangements. Revenues from the web site design services are recognized on the completion of each contract. Revenues from the provision of hosting facilities are recognized ratably over the term of the contract.

Fixtures and fittings

     Fixtures and fittings are stated at cost. Depreciation is provided so as to write down the cost of fixtures and fittings to their estimated residual value over their expected useful lives, as follows:

          Fixtures and Fittings 3 to 5 years straight line.

Cash and cash equivalents

     Planet Edge considers investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. Such amounts are stated at cost, which approximates market value.

Concentration of credit risk

     Planet Edge performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral on accounts receivable. When required, Planet Edge maintains allowances for credit losses and such losses have been within management's expectations. Planet Edge's services are provided to customers in the United Kingdom. There were no allowances for doubtful accounts at January 31, 1998 and 1999. Planet Edges' operations were performed solely in the United Kingdom.

Long-lived Assets

     In accordance with Statement of  Financial Accounting
Standards ("SFAS")  No. 121 "Accounting for the Impairment of
Long-Lived Assets and for Long Lived Assets to be Disposed", long-lived assets to be held and used by Planet Edge are reviewed to determine whether an event or change in circumstances indicates that the carrying amount of the asset may not be recoverable.

Advertising Costs

     There was no advertising  expense for the years ended
January 31, 1998 and 1999 and period ended December 6, 1999.

Income taxes

     Income taxes are accounted for in accordance with SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of Statement No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to carryforward losses and differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recorded at their likely realizable amount.

Fair value of financial instruments

     The carrying amounts for Planet Edge's financial instruments, including cash, accounts receivable, accounts payable, accrued expenses and long-term debt approximate fair values.

     However, considerable judgment is required in interpreting market data to develop estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts, which could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amount.

New accounting pronouncements

     The Financial Accounting Standards Board ("FASB") has issued SFAStandards No. 133, which has not yet been adopted by Planet Edge. SFAS 133, "Accounting for derivative Instruments and Hedging Activities" is effective for fiscal years beginning after June 15, 2000. This standard requires all derivatives to be recognized as either assets or liabilities on the balance sheet at their fair values. It also prescribes the accounting to be followed for the changes in the fair values of derivatives depending upon their intended use and resulting designation. It supersedes or amends the existing standards, which deal with hedge accounting and derivatives. Planet Edge does not expect the effect of adopting this standard will have a material impact on the U.S. GAAP amounts reported in its financial statements.


2.     INCOME TAXES

     Due to operating losses and the inability to recognise an income tax benefit therefrom, there is no provision for income taxes for 1998 and 1999.

     Deferred income taxes reflect the net tax effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

     Significant components of Planet Edge's deferred tax assets are as follows (in thousands):

                                      Year ended January 31
                                         1998       1999
                                   ----------------------------
Net operating loss carry forwards       $1,402     $   -
                                   ----------------------------
    Total deferred tax assets           $1,402     $   -

Valuation allowance for deferred
    tax assets                          (1,402)        -
                                   ----------------------------
Net deferred tax asset                  $   -      $   -


Because of the company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by 1,402,000 during the year ended January 31, 1998 and decreased by 1,402,000 during the year ended January 31, 1999. As of January 31, 1999, Planet Edge had no net operating loss carry forwards.


3.    COMMITMENTS

Operating leases

     Planet Edge does not lease any fixtures or fittings.
Planet Edge does currently occupy leased premises, however the agreement is short term only.

     Rent expense was none for the years ending January 31, 1998 and 1999.

4.   RELATED PARTY TRANSACTIONS

     Planet Edge have a loan facility with Net Edge Limited, a company controlled by R Kumar, director of Planet Edge Limited.
Balances outstanding on this account for the years ending January
31, 1998 and 1999 were none and $3,193, respectively.

5.   SEGMENTAL INFORMATION

     Planet Edge views the business as one segment therefore they do not analyze reportable segments under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related
Information".


6.   LOANS & LONG TERM DEBT

     Planet Edge received a loan from Ci4net just prior to CI4net acquiring Planet Edge. The total amount of loan was $199,088 and repayment terms were to be negotiated once the acquisition was completed.

7.   SUBSEQUENT EVENTS

Acquisition by Ci4net.com, Inc.

     On December 6, 1999 Planet Edge Limited was wholly acquired by Ci4net.com, Inc. The existing directors retained their employment for Planet Edge Limited, within the Ci4net.com, Inc.
group. The consideration for the acquisition consisted of 1,166,667 shares of Ci4net.com, Inc., common stock.